Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 12th day of March, 2010 (“Effective Date”) by and between the River Rock Entertainment Authority (“Authority”), a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (“Tribe”), and Joseph Callahan (“Employee”).

The parties hereto expressly intend that this Agreement describe Employee’s relationship as an employee of the Tribe and not as a contractor, including but not limited to the meaning of such term as is used in 25 USC § 2711 and 25 CFR § 502.15. The parties have purposefully structured the terms and provisions of this Agreement consistent with, and in furtherance of this expressed intent.

1.                                       Employment. On and subject to the terms and conditions of this Agreement, the Authority hereby employs Employee, and Employee hereby accepts employment with the Authority, as the Chief Financial Officer/Assistant General Manager (CFO/Asst. GM) of the Authority’s gaming enterprise known as the River Rock Casino (“Casino”). Employee shall assume overall responsibility for the financial operation of all gaming related entities (together with the Casino, the “Gaming Enterprise”). Employee shall report to, be accountable to and work under the authority of the Authority’s Chief Executive Officer/General Manager (CEO/GM) and when the CEO/GM is absent shall assume all responsibilities of the CEO/GM.  (See Exhibit A.)

2.                                       Reporting. Employee shall report directly to the CEO/GM with respect to all financial activities of the Gaming Enterprise, and otherwise to the extent requested by the CEO/GM or the Authority Board of Directors (“Authority Board”). Without limiting the foregoing, Employee shall perform such executive duties as are commonly attendant upon the office of a casino CFO/Asst. GM and such further executive duties as may be specified from time to time by the CEO/GM, which shall include:

(a)                                       Directing and overseeing all the financial activities of the Gaming Enterprise including preparation of current financial reports as well as summaries and forecasts for future business growth and general economic outlook.

(b)                                      Responsibility for all financial reports required by the Tribal, State and Federal agencies.

(c)                                       Directing and overseeing investment portfolios with care and diligence to maximize income within the constraint of maximum safety, growth of income and long-term appreciation of capital; to ensure liquidity by defining maturities as required by cash flow projections: and to preserve capital.

(d)                                      Responsibility for safeguarding all Gaming Enterprise assets.

(e)                                       Preparation of annual operating budgets, capital budgets and required modifications to such budgets for all gaming related entities and implementation of such budgets;

(f)                                         Preparation, implementation and direction of Authority compliance programs, including assurance that the Gaming Enterprise meets the requirements of the Indian Gaming Regulatory Act, the Tribal-State Gaming Compact between the Tribe and the State of California (the “Compact”), the laws and ordinances of the Tribe, all SEC reporting requirements and other applicable laws as well as agreements to which the Tribe and/or the Authority is a party.

(g)                                      Preparation, implementation and direction of programs to assure that the Gaming Enterprise meets all federal, Tribal and Compact requirements for internal controls, including establishment and enforcement of policies designed to maintain the integrity of all gaming operations for the protection of the Tribe, the Authority, the Authority Board, the Gaming Enterprise. its customers and the public in accordance with laws and standards in the gaming industry;

(h)                                      Organizing and assisting construction development financial management activities.

3.                         Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall end three (3) years after the Effective Date, unless terminated earlier by the parties as provided herein. Notwithstanding the Term as described herein.

3.1                   Full-Time Service. Employee agrees that during the Term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby and, further, agrees that during the term of this Agreement he will not (whether as an officer, director, member, employee, partner, proprietor, investor, security holder, lender, associate, consultant, adviser or otherwise) directly or indirectly, engage in the business of the Gaming Enterprise as a competitor or otherwise without the express prior written consent of the Authority Board.

4.                         Compensation.

(a)                    Employee will be paid a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (“Base Compensation”), subject to applicable withholding taxes and required deductions.

(b)                   Base Compensation shall be paid every other work week on the day established by the Authority for all employees of the Gaming Enterprise.

(c)                    Employee will be paid an annual discretionary bonus, payable within 45 days after the end of each Contract Year, of not more than thirty percent (30%) of Employee’s Base Compensation, based on the following criteria:

(i)                                     Employee’s success in meeting or exceeding Gaming Enterprise performance criteria proposed by Employee prior to the start of each fiscal year of the Gaming Enterprise and approved by the CEO/GM and Authority Board of Directors;

(ii)                                  Employee’s success in establishing and implementing all financial internal control, financial reporting, financial guidance and compliance programs and all other programs of the Gaming Enterprise with which Employee is charged with responsibility; and

(iii)                               Employee’s demonstrated leadership and communication skills.

(d)                                 Employee will be entitled, on the same basis as other employees of the Authority, to participate in and to receive benefits under any of the Authority’s employee benefit plans, if any, as such plans may be modified from time to time, except that Employee will be entitled to one week of vacation in excess of the Authority’s normal vacation policy for employees of the Authority, accrued in accordance with the Authority’s normal vacation policy.

(e)                                  The Authority will reimburse Employee all reasonable and necessary business expenses incurred on behalf of his employment during the performance of his duties under this Agreement, subject to the existing reimbursement policy established by the Authority. Such reimbursements shall be supported by adequate record-keeping and other requirements as may be necessary or appropriate to comply with the Internal Revenue Code.

(f)                                    Employee will have the right to be reimbursed for any legal fees incurred as the result of defending himself in any third party lawsuit arising out of Employee’s obligations under this Agreement; provided that all such defenses shall be managed and controlled by Authority and with counsel reasonably approved by Authority. Employee is and will continue to be covered under the Authority’s errors and omissions insurance as such insurance covers all members of the Board.

5.                                  Licensing Issues. Employee warrants and represents that he is eligible and suitable for a background clearance and license as being suitable for holding a key employee or manager’s position in a gaming establishment under Tribal, State and federal law. Employee agrees to timely apply for any license(s) and background investigations as may be required under applicable law and as may be necessary to enable him to engage in his employment hereunder. The Authority or the Gaming Enterprise shall pay all costs associated with such licensing and back grounding. Employee will maintain all gaming licenses and suitability determinations in good standing as a continuing condition of his employment under this Agreement, and shall notify the Dry Creek Gaming Commission (“DCGC”) of any information that is material to, or a change from, any information sought or contained in his Tribal gaming license application or his suitability in general for a gaming license, and shall do so as soon as possible after such information is known to Employee.

6.               Termination.

6.1                                 Either the Authority or the Employee may terminate this Agreement and Employee’s employment at any time, but any termination shall be subject to the terms set forth below.

6.2                                 The termination, revocation or final disapproval of any license or suitability determination required by law to be held by or determined with respect to Employee in connection with his employment at or in connection with the Casino or any other gaming activities of the Authority, or a final determination by any governmental gaming licensing or backgrounding agency that Employee is unsuitable for employment in Tribal gaming, shall be grounds for the immediate termination of Employee.  Notwithstanding such termination, it shall not be deemed to be for “Good Cause” under this Agreement unless such license termination, revocation or final disapproval, or finding of unsuitability, is due to Employee’s violation or conduct described in subsections a through j in Section 6.3 below.

6.3                                 The Authority may terminate Employee and this Agreement for “Good Cause” at any time after such Good Cause has occurred.  For purposes of this Agreement, Good Cause means:

(a)                                  Employee’s conviction in state or federal court of any felony, or of any crime involving moral turpitude, including, but not limited to those involving fraud, theft, embezzlement, dishonesty, or a violation of any gaming law; any act of dishonesty, moral turpitude, or theft; or any conduct which reflects negatively on the honesty, integrity or fairness of the Tribe, the Casino or the Authority or its officers, directors, employees, representatives, or members;

(b)                                 Any act or failure to act by Employee that places the Tribe, the Authority or the Casino in violation of the law, including but not limited to IGRA, the Compact or the Ordinance;

(c)                                  Employee’s gross negligence or willful misconduct in performing, or the deliberate or intentional refusal or failure (except by reason of disability) to perform, his duties as CFO/Asst. GM or to follow the lawful directives, orders or mandates of the NIGC, the State or the DCGC issued in order to carry out the requirements of IGRA, the Compact or the Ordinance;

(d)                                 Employee’s possession, use, or being under the influence of any unlawful controlled substance during the Term of this Agreement

(e)                                  The discovery or development of a criminal record or any reputation, prior activities, habits or associations which might reasonably be deemed to pose a threat to the public interest or to the effective regulation of gaming, or in Employee’s background which might reasonably be deemed to create or enhance the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of gaming;

(f)                                    Employee’s intentional omission or misrepresentation of any fact required to be disclosed on any license, suitability or backgrounding application or questionnaire, or in any gaming regulatory agency or law enforcement investigation, in connection with the Casino; Employee’s knowing failure to timely report any change in any such information when known; or Employee’s refusal to timely provide such information or cooperate in any investigation when requested to do so by such regulatory or law enforcement agency;

(g)                                 The physical or mental incapacity of Employee for a period of 90 consecutive days which, in the opinion of a health care provider mutually acceptable to the parties, renders Employee substantially unable to perform the essential functions of his CFO/Assistant General Manager position;

(h)                                 Aiding a competitor, or the unauthorized disclosure of confidential or proprietary information;

(i)                                     Deliberate failure by Employee to obey lawful orders given by the Board in connection with his duties as CFO/Asst. GM;

(j)                                     Any material breach of this Agreement by Key Employee; or

6.4                                 If the Authority terminates Employee for Good Cause, his employment and this Agreement shall end immediately upon notification of termination or at such other time within thirty (30) days thereafter as the Board, in its sole discretion shall determine (the date actually set for termination is referred to herein as the “Actual Termination Date”), and if the Authority so requires, Employee shall faithfully and competently perform his duties through the Actual Termination Date.  If the termination is for Good Cause, no compensation or benefits shall be due, paid or provided to Employee other than the salary and benefits (but not including any bonuses or severance payments) earned by Employee prior to the Actual Termination Date, except to the extent required by law.

6.5                                 If the Employee resigns for any reason, the following shall apply:

(a.)                               Employee shall provide Authority with at least 30 calendar days’ advance written notice prior to the intended resignation date, provided that notwithstanding such notice, the Authority in its sole discretion may waive any or all of the 30-day notice and accept Employee’s resignation and terminate his employment and this agreement effective immediately or as of any date during said 30-day notice period (the “Actual Termination Date”).

(b.)                              Employee agrees that following such notice of resignation and until the Actual Termination Date, he shall faithfully carry out all of his employment responsibilities under this Agreement and as the Board shall assign and shall make no statements concerning his resignation without the written consent of the Board.

(c.)                               Provided that Employee fulfills his employment duties if employment continues during said 30-day period, Employee will continue to be paid, on a pro rata basis, his annual salary for services performed through the Actual Termination Date, but following his notice of resignation shall not accrue or be paid any PTO with respect to said period, and shall waive any right to any bonus or severance payment whatsoever.

6.6   Notwithstanding any other provision of this Agreement, any resignation by Employee will constitute a waiver and release by Employee of all claims against the Tribe, the Authority and the Casino, and their respective members, officers, directors, employees, agents, representatives, heirs, assigns, representatives, attorneys, and their assigns and successors. Following Employees notice of resignation, Employee shall not accrue or be paid any PTO with respect to said period, and shall waive any right to any bonus or severance payment whatsoever.

7.                                       Mutual Termination. Employee and the Authority may terminate this Agreement by mutual agreement at any time upon such terms and conditions as are mutually agreeable

8.                                       Confidentiality of Proprietary Information. Any information acquired by Employee while in the employ of the Authority related to employee lists, patron lists, marketing plans, operating procedures and other information proprietary to the Authority or the Gaming Enterprise are acknowledged by Employee to be confidential information belonging to the Authority, and Employee shall not disclose such information without the express written authorization of the Authority except in the ordinary course of the business of the Gaming Enterprise. Employee shall, upon termination of this Agreement for any reason whatsoever, turn over to the Authority any and all copies he may have of employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Authority or the Gaming Enterprise. Employee acknowledges that employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Authority or the Gaming Enterprise are confidential and proprietary information belonging to the Authority and the Authority may exercise any and all remedies available to it at law or in equity to enforce this Agreement with respect to non-disclosure of any such proprietary information to which Employee has or will become privy while an employee of Authority. Particularly, the parties agree that, because of the nature of the subject matter of this paragraph 7, in event of a threat or danger of disclosure of such information, it could be extremely difficult to determine the actual damages suffered or to be suffered by Authority in the event of a breach of this Agreement by Employee. Accordingly, Authority shall be entitled to injunctive relief (both temporary and permanent), it being acknowledged and agreed that any such actual or threatened breach will cause irreparable injury to Authority and that money damages alone will not provide an adequate remedy to Authority. Notwithstanding the foregoing, Authority also shall be entitled to money damages for any loss suffered or to be suffered as a consequence of Employee’s breach of this Agreement. The parties acknowledge that this provision shall survive the termination of this Agreement.

9.                                  Assignment. This Agreement may be assigned by the Authority to any entity formed by the Tribe or the Authority for the express purpose of operating the Gaming Enterprise and any related economic development activities. This Agreement contemplates the personal services of Employee and neither this Agreement nor any of the rights herein granted to Employee or the duties assumed by him hereunder may be assigned by him.

10.                            Miscellaneous.

(a)               Employee represents to Authority that there are no restrictions to which he is subject or agreements to which he is a party that would be violated by his execution of this Agreement and his employment hereunder.

(b)              This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Dry Creek Rancheria.

(c)               No amendment to this Agreement or any attempted waiver of a provision of this Agreement shall be effective unless in writing and signed by the parties to this Agreement.

(d)              Any controversy that arises out of this Agreement shall be determined in accordance with the laws of the Tribe. In no event shall any liability of the Tribe, the Authority, DCGC or the Gaming Enterprise or any of them exceed an amount equal in total to three (3) months of the Compensation for a one year period.

The Parties have executed this Agreement this 12th day of March, 2010, effective as of the Effective Date first written above.

RIVER ROCK ENTERTAINMENT AUTHORITY

By:	/s/ Harvey Hopkins	Date:	3/12/10
Harvey Hopkins, Chairman

EMPLOYEE

By:	/s/ Joseph Callahan	Date:	3/12/10
Joseph Callahan

EXHIBIT A

CHIEF EXECUTIVE OFFICER /GENERAL MANAGER

RESPONSIBILITIES

JOB SUMMARY: Under the direction of the River Rock Entertainment Authority (RREA) Board of Directors, the Chief Executive Officer/General Manager (CEO/GM) is responsible for oversight and direction of all River Rock Casino activities, including but not limited to, strategic planning, project development, quality assurance, profitability, budgeting, and assigning and directing the priorities of Senior Management. The CEO/GM will be responsible for implementing the strategic goals and objectives of the organizations as directed by the RREA Board of Directors in order to advance the company’s mission and objectives to promote revenue, profitability and growth as an organization.  The CEO/GM ensures that all gaming operations are performed in accordance with the business plan, system of internal controls, Tribal Gaming Regulations, Tribal and State Compact and Gaming Ordinance.  The CEO/GM will provide direction and leadership to staff to insure that service delivered to the customers and the public is maintained at the highest levels possible.

JOB RESPONSIBILITIES:

1.               Growth of successful and profitable gaming and other operations under the direction of the River Rock Entertainment Authority.

2.               Development of budgets for the Casino operations (which includes operating cost, labor and capital expenditures and improvements).

3.               The timely preparation of un-audited and audited financial statements in accordance with Generally Accepted Accounting Principles (GAAP).

4.               Responsible for all Security Exchange Commission’s reporting requirements.

5.               The establishment of proper control and allocation of operating expenses among the Tribe, Tribal Gaming Operation(s) and any other user of shared facilities and services.

6.               Responsible for timely and accurate payment of gaming operation bills and expenses.

7.               Ensure the accuracy of monthly financials and other reports that are presented to the River Rock Entertainment Authority Board and the Tribe detailing the financial performance of the gaming operations and its other activities.

8.               Establish and ensure a system for the monitoring and protection of all funds and property.

9.               Work closely with the tribe’s Human Resources Department to establish the proper number and qualifications of employees needed to carry on the functions of the gaming and other related operations.

10.         Work in conjunction with the Tribe’s Human Resources Department, participates in the hiring process for    Casino’s gaming and non-gaming operational personnel.

11.         After consultation with Tribal Human Resources Department, responsible for the selection, assignment, re-assignment, structure and restructure of any and all employees, departments duties, responsibilities and organizational charts with RREA Board approval.

12.         Works closely with Tribal Human Resources to ensure the administration of best practices employment policies.

13.         Works closely with the RREA Board in negotiating the acquisition of public safety protection costs and services.

14.         Acquisition and maintenance of public liability and property insurance.

15.         Provides leadership in the conceptual and design phases of planned and ongoing property development projects.

16.         With direction from the RREA Board, assists in developing cost-effective project plans and viable schedules for completion thereof; follows a logical pattern for utilization of resources.

17.         Provides oversight for development, maintenance and improvement of the gaming facilities.

18.         Forecasts, plans and manages all matters involving operating capital.

19.         Ensures compliance with all applicable provisions of the Internal Revenue Code.

20.         Responsible for the profit/loss of the operation and ensures that the fiscal controls are developed and implemented.

21.         Responsible for providing monthly reports to the DCGC.

22.         Responsible for any other duties as assigned by the DCGC.

23.         Responsible for formulating and implementing corrective action for all violations of policies and procedures.

24.         Responsible for prompt and complete written responses to all requests by any regulatory authorities.

25.         Responsible for ensuring that all gaming employees follow applicable internal controls and gaming regulations.

26.         Responsible for overall guest satisfaction.

27.         Oversees marketing, promotion, delivery and quality of programs, products and service.

28.         Recommends yearly budget for RREA Board approval and prudently manages organization’s resources within those budget guidelines according to current laws and regulations; develops business plan, identifying products to distribute and develops the means to distribute products in a cost effective and efficient manner.

29.         Effectively manages staff to achieve desired goals according to established policies and procedures in accordance with current laws and regulations.

30.         Assures that the organization and its mission, programs, products and services are consistently presented in a strong, positive image to relevant stakeholders.

31.         Performs other duties as assigned